Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact:	Investor Relations Contact:
Karen Pineman	Carl Hymans
G.S. Schwartz & Co.	G.S. Schwartz & Co.
212-725-4500 ext. 311	212-725-4500 ext. 304
kpineman@schwartz.com	carlh@schwartz.com

Hauppauge, N.Y., April 16, 2008 -- Interpharm Holdings, Inc. (Amex: IPA)(“Holdings”), a manufacturer and distributor of generic pharmaceutical products, announced today that it received a notice from the American Stock Exchange Continued Listing Department that it is out of compliance with exchange rules.

On April 10, 2008, Interpharm Holdings, Inc. (the “Company”) received notice from the American Stock Exchange (“AMEX”) that the Company is not in compliance with the following continuing listing standards contained in the AMEX Company Guide:

1.	Section 1003(a)(i) because of stockholders equity less than $2,000,000 and losses from continuing operations and net losses in two out of its three most recent fiscal years;
2.	Section 1003(a)(ii) because of stockholders equity of less than $4,000,000 and losses from continuing operations and net losses in three out of its four most recent fiscal years; and
3.	Section 1003(a)(iv) because of sustained losses.

In response to the AMEX letter, the Company plans to submit a plan of operations demonstrating how it will regain compliance with AMEX continuing listing standards.

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About Interpharm Holdings, Inc.

Interpharm currently develops, manufactures and distributes generic prescription strength and over-the-counter pharmaceutical products. Interpharm will continue to focus on growing organically through internal product development and leveraging its strength in efficient and cost effective manufacturing. In addition, Interpharm will also continue to seek consummation of mutually beneficial strategic alliances and collaborations.

FORWARD-LOOKING STATEMENTS

Statements made in this news release, contain forward-looking statements concerning Interpharm's business and products involving risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, and additional competition from existing and new competitors, changes in technology, and various other factors beyond Interpharm's control. Other risks inherent in Interpharm's business are set forth in its filings with the SEC.

All information in this release is as of April 16, 2008. Interpharm undertakes no duty to update any forward-looking statements to conform the release to actual results or changes in its circumstances or expectations after the date of this release.